PRIVILEGED & CONFIDENTIAL

Ex. 10.26
CONSULTING AGREEMENT
Alexandra O. Haden (“Haden”) and MiMedx Group, Inc. (“Company”) hereby enter into this Consulting Agreement (“Agreement”) dated and effective as of August 12, 2019 and agree as follows:
1.Resignation from Employment. Haden has resigned from her employment with Company, as well as from any and all officer positions that Haden held with Company and its affiliates effective at the close of business on August 12, 2019 (the “Separation Date”). Company has accepted such resignations.
2.Consulting Period.
a.    Company and Haden agree that in her position as General Counsel and Secretary of Company, Haden developed detailed knowledge of Company’s business, strategies, and legal affairs (including without limitation with respect to Company’s Board of Directors and certain ongoing Company litigation matters), and that Company now desires that Haden provide consulting services to Company to continue to assist it with such matters. Accordingly, subject to the terms and conditions of this Agreement, and provided that Haden signs and returns this Agreement to Company within 21 days of her receipt thereof, complies with the terms of this Agreement, and does not revoke this Agreement in accordance with Section 13 below, Haden will provide to Company consulting services as Company requests from time to time (the “Consulting Services”),up to 40 hours per calendar month, on a non-exclusive basis as an independent contractor for a period (the “Consulting Period”) beginning on August 13, 2019 and ending on February 29, 2020 (the “Consulting End Date,” unless Company terminates the Consulting Period prior to February 29, 2020 pursuant to Section 2(d) below, in which case the Consulting End Date will be the effective date of such termination). Such Consulting Services shall include, but shall not be limited to, the matters and deliverables set forth in Exhibit A. During the Consulting Period, Haden will inform Lee Ann Lawson, Company’s Vice President, Human Resources, not less than once every other week of the progress and results of the Consulting Services. Haden will perform all Consulting Services diligently, in the best interests of Company and to the best of her professional ability and judgment. Haden will not enter into any agreement or other obligations on behalf of Company without the express prior written consent of Company’s Chief Executive Officer.
b.    Subject to the terms of this Agreement, Company will pay Haden a consulting fee during the Consulting Period at the rate of $8,000 per month (the “Consulting Fee”), payable monthly without any deductions or withholdings, which Haden agrees is the total amount of compensation to which she is entitled for the Consulting Services. Haden acknowledges and agrees that she is performing Consulting Services for Company solely as an independent contractor, she will not be considered a Company employee for any purpose, and she hereby waives participation in and will not receive any employee benefits, including without limitation any participation in any Company health insurance, executive or management incentive bonus plans, equity incentive plans, or other compensation or benefit plans for Company employees or service providers, except as expressly provided in Section 2(c) below.
c.    Company agrees that, during the Consulting Period, Haden will be providing “services” as contemplated by the MiMedx Group, Inc. Assumed 2006 Stock Incentive Plan, the

MiMedx Group, Inc. 2016 Equity and Cash Incentive Plan, and Haden’s applicable award agreements under such plans.
d.    Notwithstanding any other provision of this Agreement, Company may immediately terminate the Consulting Period and the Consulting Services if Haden (i) engages in any conduct that she knows or should know will or could harm the business or reputation of Company, in Company’s sole reasonable discretion, (ii) fails to perform the Consulting Services diligently, in the best interests of Company and to the best of her professional ability and judgment, to Company’s reasonable satisfaction, or (iii) otherwise breaches any provision of this Agreement or the Existing Agreements (as defined in Section 7 below). In the event Company elects to terminate the Consulting Period pursuant to this Section 2(d), Company will pay Haden a pro rata payment for any Consulting Services rendered prior to the termination date, and no other amount; provided that, in the event of such termination, the treatment of Haden’s equity awards (whether vested or unvested) will be in accordance with Haden’s applicable award agreements under such plans.
3.Earned and Unpaid Salary and Paid Time Off (“PTO”). Regardless of whether she signs this Agreement, Haden also will receive any earned and unpaid salary and PTO balance through the Separation Date in accordance with Company policy. Haden’s benefits will be determined by applicable benefit plans (as in effect or amended from time to time in Company’s discretion). Haden agrees that Company and the other Released Parties do not owe her any other amounts, including without limitation any salary, bonus, profit-sharing or incentive compensation of any kind, notice or severance pay, equity-based compensation, or other payments or benefits of any kind.
4.Additional Amount for Supplemental Release and Compliance with this Agreement. Provided that Haden has provided the Consulting Services in accordance with Section 2 above to Company’s reasonable satisfaction through February 29, 2020, has not otherwise breached any of the terms of this Agreement, and signs and returns to Company the Supplemental Release attached as Exhibit B to this Agreement (the "Supplemental Release") within 21 days after (but not before) the Consulting End Date (without revoking it), Haden will be entitled to a special severance payment (the “Severance Amount”) in the gross aggregate amount of $476,250 (less required and authorized withholding and deductions). Subject to the foregoing, this Severance Amount will be paid in prorated installments over a nine (9) month period in accordance with Company’s normal payroll schedule, with the first such installment commencing on the first regularly scheduled Company payday following March 28, 2020. Haden acknowledges and agrees that she would not be entitled to receive the Severance Amount but for her undertakings in this Agreement, including without limitation her satisfactory provision of the Consulting Services and her signing (and not revoking) the Supplemental Release within 21 days after (but not before) the Consulting End Date. (For the avoidance of doubt, the Company will not be obligated to pay, and will not pay, the Severance Amount or any portion thereof unless and until Haden provides the Consulting Services through February 29, 2020 to Company’s reasonable satisfaction.)
5.Released Parties. “Released Parties” as used in this Agreement includes: (a) Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities, and (b) each of the foregoing entities' and persons’ past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, members, associates, agents, employees, and attorneys, and (c) the predecessors, successors and assigns of each of the foregoing persons and entities.

6.Release of Claims.
a.    Haden, and anyone claiming through Haden or on Haden’s behalf, hereby waives and releases the Company and the other Released Parties with respect to any and all claims, whether currently known or unknown, that Haden now has or has ever had against the Company or any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which Haden signs this Agreement. Without limiting the foregoing, the claims waived and released by Haden hereunder include, but are not limited to: (i) all claims arising out of or related in any way to Haden’s employment, compensation, other terms and conditions of employment, or termination from employment with the Company, including without limitation all claims for any compensation payments, bonus, severance pay, equity, or any other compensation or benefit; (ii) all claims that were or could have been asserted by Haden or on Haden’s behalf in any federal, state, or local court, commission, or agency, or under any contract, tort or other common law theory; and (iii) all claims that were or could have been asserted by Haden or on her behalf under: (x) the Age Discrimination in Employment Act; and (y) any other federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, and federal, state, and other securities laws. Notwithstanding the foregoing, the releases and waivers in this Section 6 will not apply to any claim for unemployment or workers’ compensation, any claim, if any, to indemnification under her Indemnification Agreement dated March 1, 2015 and any applicable law, any Company by-laws, or any director and officer insurance (it being understood and agreed that this Agreement does not create or expand upon any such rights (if any) to indemnification), or any claim that by law is non-waivable.
b.    Notwithstanding anything to the contrary in this Agreement, Haden understands that nothing contained in this Agreement limits Haden’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other federal, state or local governmental agency or commission (“Government Agencies”). Haden further understands that this Agreement does not limit Haden’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Agreement waives or releases Haden from any obligations that Haden has as an attorney for Company or for any and all of its affiliates under applicable laws, codes, rules and canons of professional conduct and/or responsibility (as may be amended from time to time), or waives Company’s or any of its affiliates’ attorney-client, work product or other privileges with respect to any matter on which Haden worked or advised, or otherwise.
c.    Haden confirms that she has not filed any legal or other proceeding(s) against any of the Released Parties (provided, however, that Haden need not disclose to the Company, and the foregoing confirmation does not apply to, conduct or matters described in Section 6(b) above), is the sole owner of the claims released herein, has not transferred any such claims to anyone else, and has the full right to grant the releases and agreements in this Agreement. Haden further agrees that Haden will not at any time become a party to, or otherwise become a class- or collective-member or other similar claimant in, any class, collective, representative, multiple-plaintiff, or other consolidated or similar action in any court or arbitration against any of the Released Parties that involves or is based upon any claim waived and released by Haden in Section 6(a) above, and will take all steps necessary to opt out of any such actions. In the event of any complaint, charge, proceeding or other claim (collectively, “Claims”) filed with any court, other tribunal, or governmental or regulatory entity that involves or is based upon any claim waived and released in Section 6(a) above, Haden hereby waives and agrees not to accept any money or other personal relief on account of any such Claims for any actual or alleged personal injury or damages to Haden, including without limitation any costs, expenses and attorneys’ fees incurred by or on behalf of Haden.
7.Acknowledgments, Representations, and Warranties.
a.    Haden hereby acknowledges and agrees that she remains subject to her post-employment obligations related to protection of confidential Company information, intellectual property, and other restrictive covenants, including without limitation those contained in Haden’s Employee Inventions and Assignment Agreement dated May 28, 2013, her Change in Control Severance Compensation and Restrictive Covenant Agreement dated May 20, 2016, her Non-Competition Agreement dated August 7, 2017, and her Confidentiality and Non-Solicitation Agreement dated August 7, 2017 (collectively, the “Existing Agreements”). Haden further agrees that she remains subject to all Company policies applicable to Company employees regarding the forfeiture or recoupment of cash and/or equity compensation from current or former Company employees based on the Company’s financial restatements or other similar matters. Haden represents and confirms that she has not engaged in any conduct with respect to the Company or her duties for the Company that violates or has violated any laws, regulations, or obligations to the Company. Haden also acknowledges and agrees that at all times, she will remain bound by, and will comply with, any and all applicable laws, codes, rules and canons of professional conduct and/or responsibility (as may be amended from time to time) that are applicable to her and/or her prior professional relationship with Company and any and all of its affiliates as an attorney for Company and its affiliates, including without limitation preserving Company’s and its affiliates’ attorney-client, work product and other applicable privileges. Further, during the Consulting Period, Haden will not perform services for or enter into an engagement with any entity that could create a conflict of interest for Haden or could result in the breach of any of this Consulting Agreement, the Existing Agreements, or any other prior obligation Haden has to Company without Company’s express prior written consent. Haden agrees that she has no present or future right to employment with Company or any of the other Released Parties and will not apply for employment with any of them.
b.    Except as provided in Section 6(b) above, and without limiting or otherwise affecting Haden’s obligations under Section 2 of this Agreement, following the Separation Date, Haden will reasonably cooperate in any administrative, investigative, litigation or other legal matter(s) involving the Company or any of the other Released Parties and which in any way relate to or involve Haden’s employment with or other services to the Company. Haden’s obligation to cooperate hereunder will include, without limitation, meeting and conferring with such persons at such times and in such places as the Company and the other Released Parties may reasonably require (including without limitation by telephone, video conference, or other remote means of communication), and giving truthful evidence and truthful testimony and executing and delivering to the Company and any of the other Released Parties any truthful papers reasonably requested by any of them. Haden will be reimbursed for reasonable out-of-pocket expenses that Haden incurs in rendering cooperation after the Separation Date pursuant to this Agreement, in accordance with the Company’s business expense policies then in effect and any associated reasonable attorney’s fees, in connection with the existing indemnification agreement.
c.    Haden hereby represents and warrants that: (i) any subsequent employment she has with, or responsibilities for, any other employer or other entity after the Separation Date will not violate any of her post-separation obligations to Company in the Existing Agreements, this Agreement, or otherwise; (ii) she will not use or disclose to Company or its affiliates any confidential or proprietary information of any other person or entity (including, but not limited to any subsequent employer) in the provision of the Consulting Services; (iii) her provision of the Consulting Services will not violate, and is not otherwise restricted by, any obligation she may have to any other person or entity, including any subsequent employer; and (iv) she has disclosed the fact, anticipated duration, and time commitment associated with the Consulting Services to her new employer and that her new employer has consented to her providing the Consulting Services as contemplated by this Agreement.
8.Return of Property. Haden acknowledges and confirms that she has returned or will promptly return all property of Company and the other Released Parties that is in her possession, custody, or control, including without limitation any and all documents and other information that reflect or contain any Company confidential or proprietary information, cell phones and other mobile devices, computers, credit cards, and other equipment and materials furnished to her by Company; provided, however that Haden will be entitled to retain during the Consulting Period such property and/or equipment as Company deems necessary for her performance of the Consulting Services but will return all such property upon the earlier of Company’s request and the Consulting End Date.
9.Non-Disparagement. Except as otherwise provided in Section 6(b), Haden will refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the Company, any of the other Released Parties, clients, customers, or any of the Company’s past, present, or prospective products, services, or other lines of business, and represents that she has not engaged in any such conduct; provided that nothing herein will prohibit Haden from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law. Company agrees that it will instruct the individuals who hold the positions of Chief Executive Officer and Chief Financial Officer, as well as, 16 b Officers and SVP, Human Resources, to refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of Haden; provided that nothing herein will prohibit such individuals from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law.
10.Representation Re: “Ineligible Persons”. Company complies with all Federal and State laws and regulations, including the requirement not to contract with “Ineligible Persons.” An “Ineligible Person” is any individual or entity who: (i) is currently excluded, suspended, debarred or otherwise ineligible to participate in the Federal health care programs (as defined below); or (ii) has been convicted of a criminal offense related to the provision of health care items or services and has not been reinstated in the Federal health care programs after a period of exclusion, suspension, debarment or ineligibility. Haden hereby warrants and represents that neither Haden nor any individual employed by Haden is an Ineligible Person. Haden agrees to disclose to Company immediately any event that makes Haden or any individual employed by Haden an Ineligible Person. Haden agrees to provide access to, permit audit of, and provide copies of records and other information to the U.S. Department of Justice, the Secretary of the U.S. Department of Health and

Human Services, the U.S. Comptroller General, CMS and such other officials entitled by law or under government-funded programs (collectively, “Government Officials”) as may be necessary for compliance by Company with the provisions of all state and federal laws and contractual requirements governing Company, including, but not limited to, the Medicare program. For purposes of this Agreement, the term “Federal health care program” shall have the meaning ascribed to it in 42 U.S.C. § 1320a-7b(f).
11.No Admission. Nothing in this Agreement is intended to or will be construed as an admission by Company or any of the other Released Parties that any of them violated any law, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Haden or otherwise. The Released Parties expressly deny any such illegal or wrongful conduct.
12.Remedies. Haden and Company agree that a breach of Section 7(a), Section 7(b), or Sections 8-10 of this Agreement by Haden will result in irreparable damages and harm to Company and that Company will be without an adequate remedy at law in the event of such breach. As a result, Haden agrees that Company may, in addition to any other remedies available to it, institute and prosecute proceedings in any court of competent jurisdiction to enjoin Haden from violating such provisions of this Agreement and that, in any such proceedings, Haden will not assert that Company has an adequate remedy at law for the breach by Haden of such provisions.
13.Haden understands and agrees that: (a) this is the full and final release of all claims against the Released Parties through the date she signs this Agreement; (b) she knowingly and voluntarily releases claims hereunder for valuable consideration; (c) she hereby is and has been advised of her right to have her attorney review this Agreement (at her cost) before signing it; (d) she has 21 days to consider whether to sign this Agreement; and (e) she may, at her sole option, revoke this Agreement upon written notice delivered to Lee Ann Lawson, Company’s Vice President, Human Resources, within 7 days after signing it. This Agreement will not become effective or enforceable until this 7-day period has expired and will be void if Haden revokes it.
14.Additional Provisions. This Agreement embodies the entire agreement of the parties regarding the matters described herein and supersedes any and all prior and/or contemporaneous agreements, oral or written, between the parties regarding such matters, provided that the Existing Agreements will continue in full force and effect in accordance with their terms. Haden acknowledges that no promises or representations other than those set forth in this Agreement have been made to her to induce her to sign this Agreement, and that Haden only has relied on promises expressly stated herein. This Agreement is governed by the internal laws of the State of Georgia, and may be modified only by a writing signed by all parties. The waiver by either party of a breach of any term or provision of this Agreement must be in writing signed by such party in order to be binding and, further, will not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement. This Agreement is enforceable by the Company and its affiliates and may be assigned or transferred by the Company to, and will be binding upon and inure to the benefit of, any parent or other affiliate of the Company or any person which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company or of any division thereof. Haden may not assign any of Haden’s rights or obligations under this Agreement. If any restriction(s) herein is found to be unenforceable by a court of competent jurisdiction, the parties agree that any such restriction(s) may be modified or limited so that it or they may then be enforced to the fullest extent possible. The provisions of this Agreement are severable if a court of competent jurisdiction finds any of them unenforceable (after any modification or limitation under the foregoing).
15.Tax Matters.
a.    Haden and the Company agree that any Consulting Fees will be reported on an IRS Form 1099, and that the Severance Amount will be reported on an IRS Form W-2. Haden acknowledges and agrees that she is and will be solely responsible for the payment of any and all applicable federal, state, local, and other taxes relating to any Consulting Fees paid pursuant to Section 2 of this Agreement. Haden further agrees to indemnify, defend, and hold harmless Company and the other Indemnified Parties for and against any and all federal, state, local, or other tax liability (including without limitation, liability for back withholding, penalties, interest, and attorneys' fees) incurred by any of the Indemnified Parties (as defined below) relating in any way to the Consulting Fees.
b.    All payments and other benefits provided under this Agreement will be subject to applicable withholdings and deductions in accordance with applicable law. It is intended that any amounts payable under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and treasury regulations relating thereto, so as not to subject Haden to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, and this Agreement will be interpreted and construed accordingly; provided, however, that the Company and the other Released Parties will not be responsible for any taxes, penalties, interest or other losses or expenses incurred by Haden due to any failure to comply with Section 409A of the Code. The timing of the payments or benefits provided herein may be modified to so comply with Section 409A of the Code. All references in this Agreement to Haden’s termination of employment and to the Separation Date will mean a separation from service within the meaning of Section 409A of the Code, to the extent necessary under 409A. Each payment under this Agreement as a result of the separation of Haden’s service will be considered a separate payment for purposes of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if on the date of Haden’s separation from service (as defined in Section 409A of the Code) (i) the Company is a publicly traded corporation and (ii) Haden is a “specified employee,” as defined in Section 409A of the Code, then to the extent any amount payable under this Agreement upon Haden’s separation from service constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, that under the terms of this Agreement would be payable prior to the six (6) month anniversary of Haden’s separation from service, such payment will be delayed until the earlier to occur of (x) the first day of the seventh month following Haden’s separation from service or (y) the date of Haden’s death. Any reimbursement payable to Haden pursuant to this Agreement will be conditioned on the submission by Haden of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and will be paid to Haden within thirty (30) days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Haden incurred the reimbursable expense. Any amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefit to be provided during any other calendar year. The right to reimbursement or to an in-kind benefit pursuant to this Agreement will not be subject to liquidation or exchange for any other benefit.
16.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be considered an original, and all of which taken together will be considered one and the same instrument. This Agreement may be executed by .pdf signatures and a .pdf signature will constitute an original for all purposes.

THE PARTIES STATE THAT THEY HAVE READ THE FOREGOING, UNDERSTAND EACH OF ITS TERMS, AND INTEND TO BE BOUND THEREBY:

ALEXANDRA O. HADEN /s/ Alexandra O. Haden _ _________ Date: 8/23/2019	MIMEDX GROUP, INC. /s/ Timothy Wright _ _________ Title: CEO Date: 8-27-2019

EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

In addition to such other services as MiMedx Group, Inc. (“Company”) may request from time to time, the Consulting Services shall include the following matters, which Haden shall be responsible for completing and/or assistance with, in a manner that meets Company’s reasonable satisfaction, during the Consulting Period:

•	Preparation and completion of meeting minutes related to the meetings of Company’s Board of Directors and committees thereof between March 1, 2015 and April 12, 2019.

•	Availability to discuss various Board of Director initiatives or special committees and or general questions regarding previous Board activities

•
Available for inquiries or questions related to any existing general case and/or litigation matters including but not limited to pending SEC and DOJ government investigations and pending shareholder derivative and class action lawsuits.

EXHIBIT B -- SUPPLEMENTAL RELEASE
Alexandra O. Haden ("Haden") and MiMedx Group, Inc. (“Company”) hereby enter into this Supplemental Release ("Release") in accordance with the Consulting Agreement between Company and Haden dated as of August 12, 2019 (the "Agreement"). Capitalized terms not expressly defined in this Release will have the meanings set forth in the Agreement:
1.    Haden understands and agrees that Haden’s execution of this Release within 21 days after (but not before) the Consulting End Date (without revoking it) is among the conditions precedent to Company’s obligation to provide the Severance Amount set forth in Section 4 of the Agreement. Company will provide such benefit in accordance with the terms of the Agreement once the conditions set forth therein and in this Release have been met.
2.    "Released Parties" as used in this Release includes: (a) Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities; (b) each of the foregoing entities' and persons’ past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, members, associates, agents, employees, and attorneys; and (c) the predecessors, successors and assigns of each of the foregoing persons and entities.
3.    Haden and anyone claiming through her or on her behalf hereby waive and release Company and the other Released Parties with respect to any and all claims, whether currently known or unknown, that Haden now has or has ever had against Company or any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which she signs this Release. Without limiting the foregoing, the claims waived and released by Haden hereunder include, but are not limited to, all claims under the Age Discrimination in Employment Act; all claims under any other federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law; all claims arising out of Haden’s employment and the Consulting Services, compensation, other terms and conditions of employment or the Consulting Services, or termination from employment or the Consulting Services; all claims for discrimination, harassment, retaliation and failure to accommodate; and all contract, tort and other common law claims, including without limitation all claims for breach of contract (oral, written or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel and unjust enrichment. Notwithstanding the foregoing, the releases and waivers in this Section 3 will not apply to any claim for unemployment or workers’ compensation, any claim, if any, to indemnification under her Indemnification Agreement dated March 1, 2015, and any applicable law, any Company by-laws, or any director and officer insurance (it being understood and agreed that this Agreement does not create or expand upon any such rights (if any) to indemnification).
4.    Haden confirms that she has not filed any legal or other proceeding(s) against any of the Released Parties, is the sole owner of and has not transferred the claims released herein, and has the full right to grant the releases and agreements in this Release. In the event of any further proceedings based upon any released matter, none of the Released Parties will have any further monetary or other obligation of any kind to Haden, and Haden hereby waives any such monetary or other recovery.
5.    Haden understands and agrees that: (a) this is the full and final release of all claims against the Released Parties through the date she signs this Release; (b) she knowingly and voluntarily releases claims hereunder for valuable consideration; (c) she hereby is and has been advised of her right to have her attorney review this Release (at her cost) before signing it; (d) she has 21 days to consider whether to sign this Release; and (e) she may, at her sole option, revoke this Release upon written notice delivered to Lee Ann Lawson, Company’s Vice President, Human Resources within 7 days after signing it. This Release will not become effective or enforceable until this 7-day period has expired and will be void if Haden revokes it.
6.    Except as required by law, Haden will not disclose the existence or terms of this Release to anyone except her accountants, attorneys and spouse, provided that each such person will be bound by this confidentiality provision and Haden will ensure such confidentiality. Nothing in this Release is intended to or will be construed as an admission by any of the Released Parties that any of them violated any law, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Haden or otherwise. The Released Parties expressly deny any such illegal or wrongful conduct. This Release, the Agreement, and the Existing Agreements are the entire agreement of the parties regarding the matters described in such agreements and supersede any and all prior and/or contemporaneous agreements, oral or written, between the parties regarding such matters. This Release is governed by Georgia law, may be signed in counterparts, and may be modified only by a writing signed by all parties.

THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND THERETO:
ALEXANDRA O. HADEN                MIMEDX GROUP, INC.
______________________________            By:___________________________
Title: _________________________
Date:_________________________            Date:_________________________

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